Exhibit 4.12

Certificate No. 2015-   .

SECURED SUBORDINATE DEBENTURE

OF

TRIBUTE PHARMACEUTICALS CANADA INC.

TABLE OF CONTENTS

Article 1 INTERPRETATION		3
1.1	Definitions	3
1.2	Meaning of Outstanding	4
1.3	Non-Business Days	4
1.4	Currency	5
1.5	Headings	5
1.6	Governing Law	5
1.7	Singular, Gender, Legislation, Etc.	5
1.8	Severability	5
1.9	Binding Effect	5
1.1	Time	5
Article 2 The debenture		6
2.1	Indebtedness	6
2.2	Application of Payments.	6
2.3	Calculation and Payment of Interest, etc.	6
2.4	Designation and Terms of Debenture	7
2.5	Registration and Transfer	7
2.6	Ownership and Payment	8
2.7	Redemption	9
2.8	Change of Control	9
2.9	Termination Fee	9
2.1	Mutilation, Loss or Destruction of Debenture	9
Article 3 Security interest		9
3.1	Security Interest	9
3.2	Further Assurances	10
3.3	Registration	10
Article 4 Covenants of the Corporation		10
4.1	General Covenants	10
4.2	Audit	12
Article 5 Default and Enforcement		12
5.1	Acceleration of Maturity on Default	12
5.2	Waiver of Default	13
5.3	Costs	14
5.4	Remedies Cumulative	14
Article 6 Consolidation and Amalgamation		14
6.1	Successor Corporation	14
6.2	Successor to Possess Powers of the Corporation	14
Article 7 Notices		15
7.1	Notice	15
Article 8 Supplement to Debenture		15
8.1	Supplement to Debenture	15
Article 9 Satisfaction and Discharge		16
9.1	Discharge	16
Article 10 MISCELLANEOUS PROVISIONS		16
10.1	Debenture Duly Authorized, Executed and Binding	16
SCHEDULE “A” TRANSFER FORM		18

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE OCTOBER 17, 2015.

SERIES A SECURED DEBENTURE

TRIBUTE PHARMACEUTICALS CANADA INC.

(a company existing under the laws of Ontario)

SERIES A SECURED DEBENTURE DUE JUNE 16, 2016

WHEREAS the Holder has agreed to subscribe for the Debenture issued by the Corporation;

NOW THEREFORE it is hereby covenanted, agreed and declared as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Debenture, unless something in the subject matter or context is inconsistent therewith:

“Business Day” means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions are closed in Toronto, Ontario;

“Change of Control” shall have the meaning given thereto in the Corporate Finance Manual of the TSX Venture Exchange;

“Corporation” means Tribute Pharmaceuticals Canada Inc., a corporation existing under the laws of Ontario and its successors and assigns;

“Date of Issue” means the date as of which this Debenture is issued;

“Debenture,” the “Debenture,” “herein,” “hereby,” “hereof,” “hereto,” “hereunder” and similar expressions mean or refer to this interest bearing, secured series A debenture and any debenture, deed or instrument supplemental or ancillary thereto and any schedules hereto or thereto and not to any particular article, section, subsection, clause, subclause or other portion hereof;

“Director” means a director of the Corporation, and reference to “action by the Directors” means action by the Directors as a board or, whenever duly empowered, by the executive committee of the board;

“Event of Default” means any of the events specified in Article 5 hereof;

“Holder” or “Debentureholder” has the meaning set out in Section 2.1;

“Interest Rate” has the meaning set out in Section 2.2;

“Lead Agent” means KES 7 Capital Inc.;

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law;

“Maturity Date” has the meaning set out in Section 2.1;

“Person” means an individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative, or any group or combination thereof;

“Redemption Fee” has the meaning set out in Section 2.7;

“Principal Sum” has the meaning set out in Section 2.1;

“Property” means, with respect to any Person, all or any portion of that Person’s undertaking, property and assets, both real and personal, including, for greater certainty, any share in the capital of a corporation or ownership interest in any other Person;

“Secured Assets” shall have the meaning ascribed to such term in Section 3.1; and

“Security” means all security held from time to time by or on behalf of the Holder, securing or intended to secure directly or indirectly the indebtedness, liability and obligations of this Debenture and includes all security described in Section 3.1.

“Subscription Agreement” means the Subscription Agreement dated as of June 16, 2015 between the Corporation and the Holder.

1.2 Meaning of Outstanding

This Debenture shall be deemed to be outstanding until it is indefeasibly re-paid in accordance with its terms and cancelled or delivered to the Corporation for cancellation, provided that where a new Debenture has been issued in substitution for a Debenture that has been mutilated, lost, stolen or destroyed, only one of such Debentures shall be counted for the purpose of determining the aggregate principal amount of Debentures outstanding.

1.3 Non-Business Days

Whenever any payment to be made hereunder shall be stated to be due, any period of time would begin or end, any calculation is to be made or any other action to be taken hereunder shall be stated to be required to be taken on a day other than a Business Day, such payment, period of time, or other action shall be taken on the next succeeding Business Day and an extension of time shall be included for the purposes of computation of interest thereon. Any payment made after 3:00 p.m. (Toronto time) on a Business Day shall be deemed to be made on the following Business Day.

1.4 Currency

All references to currency herein are to lawful money of Canada and all payments towards the Principal Sum shall be made in such currency.

1.5 Headings

The headings of all the Articles and Sections hereof and the table of contents are inserted for convenience of reference only and shall not affect the construction or interpretation of this Debenture.

1.6 Governing Law

This Debenture shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

1.7 Singular, Gender, Legislation, Etc.

Words importing the singular number only include the plural and vice versa, words importing any gender include any other gender and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and any reference to any statute or other legislation shall be deemed to be a reference to such legislation as now enacted or as the same may from time to time be amended, re-enacted or replaced.

1.8 Severability

If any one or more of the provisions or parts thereof contained in this Debenture should be or become invalid, illegal or unenforceable, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, severable therefrom and the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed.

1.9 Binding Effect

This Debenture and all of its provisions shall enure to the benefit of the Holder, its successors and assigns, and shall be binding upon the Corporation and its successors and assigns. The expression the “Holder” as used herein shall include the Holder’s assigns whether immediate or derivative

1.10 Time

Time shall be of the essence of this Debenture.

ARTICLE 2

THE DEBENTURE

2.1 Indebtedness.

The Corporation, for value received, and in consideration of the premises hereby acknowledges itself indebted and promises and covenants to pay to             , the registered holder hereof (the “Holder”):

(1)                                                                                 the principal sum of $                (the “Principal Sum”) on June 16, 2016 (the “Maturity Date”) or sooner upon the occurrence of an Event of Default or upon such other date as specified herein at the principal office of the Holder ----                                 ;

(2)                                                                                 interest on any monies owing by the Corporation to the Holder hereunder and under the Security, all as specifically calculated hereunder and thereunder; and

(3)                                                                                 all other monies which may be owing by the Corporation to the Holder pursuant to this Debenture and under the Security.

2.2 Application of Payments.

The Holder shall, and the Corporation hereby authorizes the Holder to apply all payments made by the Corporation against the Principal Amount and interest thereon and other monies which are payable by the Corporation under this Debenture in the following order: (i) all expenses and other monies from time to time payable hereunder (other than the Principal Amount and interest thereon), (ii) interest payable hereunder, and (iii) the Principal Amount.

2.3 Calculation and Payment of Interest, etc.

(1)                                                                                 The Corporation shall pay interest on that portion of the Principal Sum outstanding from time to time from the date hereof up to and including the date of payment of the Principal Sum at the rate of 6% per annum (simple interest not compounded) (the “Interest Rate”), in like money at the said place, calculated on a calendar year basis and payable quarterly in arrears (less any tax required by law to be deducted), with the first payment being made on July 31, 2015. The quarterly interest due on the Principal Sum shall be computed for the actual number of days elapsed during the period in question on the basis of a year consisting of three hundred sixty five (365) days and shall be calculated by determining the average daily principal balance outstanding for each day of the period in question. The daily rate shall be equal to 1/365th times the Interest Rate.

(2)                                                                               All interest payable hereunder on becoming overdue shall bear interest at the rate of ten percent (10%) per annum until such overdue interest is paid in full. Overdue interest shall be payable forthwith without demand by the Holder.

(3)                                                                               The covenant of the Corporation to pay interest at the rate provided herein shall not merge in any judgement in respect of any obligation of the Corporation hereunder and such judgement shall bear interest in the manner set out in this Section 2.2 and be payable on the same days when interest (whether hereunder or otherwise) is payable hereunder.

(4)                                                                               For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Debenture (and stated herein or therein, as applicable, to be computed on the basis of a three hundred sixty-five (365) day year or any other period of time less than a calendar year) are equivalent to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by three hundred sixty-five or (365) or such other period of time, respectively

2.4 Designation and Terms of Debenture

(1)                                                                               This Debenture is one of a series of like debentures, except as to principal amount, of the Corporation issued and to be issued for evidencing a principal sum not exceeding in the aggregate of $15,000,000 (the “ Series A 2015 Debentures”) all bearing interest at the rate and in the manner provided in Article 2 hereof. All Series A 2015 Debentures of the said series are to rank pari passu without any preference or priority one over another.

(2)                                                                               This Debenture shall be issued and fully registered as a Series A 2015 Debenture in the denomination of $1,000,000, shall be dated as of the Date of Issue and shall mature on the Maturity Date.

2.5 Registration and Transfer

(1)                                                                                 The Corporation shall cause to be kept at a central register at the principal office of the Corporation in the city of Milton, Ontario, in which shall be entered the name and address of the Holder of the Debenture and particulars of the Debenture held by the Holder. Such registration shall be noted on the Debenture by the Corporation or other registrar designated by the Corporation.

(2)                                                                                 The Holder shall be entitled to have the Debenture transferred upon compliance with applicable securities laws, rules and regulations.

(3)                                                                                 A transferee of a Debenture shall, upon compliance with any and all requirements prescribed under this Debenture or by law and after a duly completed transfer form substantially in the form of Schedule “B” hereto is lodged with the Corporation, be entitled to be entered on a register as the owner of such Debenture.

(4)                                                                               For the purposes of this Section 2.5, a “transfer” shall include a transfer or pledge to a lender, pledgee, mortgagee or other encumbrancer for the purpose of giving collateral for a debt.

(5)                                                                               Neither the Corporation nor any other registrar shall be bound to take notice of or see to the execution of any trust, whether express, implied or constructive, in respect of this Debenture, and this Debenture may be transferred on the direction of the Holder thereof, whether named as trustee or otherwise, as though that person were also the beneficial owner thereof.

(6)                                                                               The Holder shall be entitled to inspect the register of Debentureholders at any time during normal business hours of the Corporation or other registrar and to make extracts therefrom.

(7)                                                                               The rights contained in any replacement Debenture resulting from a transfer shall rank in all respects pari passu with the rights contained in the Debenture which it replaces and such replacement Debenture shall for all purposes be taken and deemed to be the Debenture as originally issued.

(8)                                                                               The Holder of this certificate shall have the benefit of all representations, warranties and covenants contained in the Subscription Agreement whether such Holder was a party to such Agreement.

2.6 Ownership and Payment

(1)                                                                                 Subject to any applicable law, the person in whose name any Debenture is registered shall for all the purposes hereof be and be deemed to be the owner thereof and payment of or on account of the Principal Sum and accrued interest, shall be made only to or upon the order in writing of such person and such payment shall be a good and sufficient discharge to the Corporation and any other registrar for the amount so paid.

(2)                                                                                 The registered holder for the time being of any Debenture shall be entitled to the Principal Sum and all accrued interest, free from all equities or rights of set off or counterclaim between the Corporation and the original or any intermediate holder thereof (except any equities of which the Corporation is required to take notice by statute or by order of a court of competent jurisdiction) and all persons may act accordingly, and the payment to any such holder of any such Principal Sum and all accrued interest shall be a good discharge to the Corporation for the same, and neither the Corporation nor any registrar shall be bound to enquire into the title of any such holder.

2.7 Redemption

The Series A 2015 Debentures may be redeemed at any time by the Corporation subject to the payment to the Holder of the Principal Sum plus any accrued and unpaid interest and a redemption fee equal to 4.0% of the Principal Sum (the “Redemption Fee”). On any redemption the Principal Sum plus any accrued and unpaid interest and the Redemption Fee will be payable forthwith by the Corporation to the Lead Agent, on behalf of the Holder or as otherwise determined by the Lead Agent, acting in its sole discretion.

2.8 Change of Control

In the event of a Change of Control of the Corporation the Series A 2015 Debentures shall be deemed to be automatically redeemed and the Principal Sum plus any accrued and unpaid interest, the Redemption Fee and all other amounts due hereunder or under the Security will become immediately due and payable to the Lead Agent, on behalf of the Holder or as otherwise determined by the Lead Agent, acting in its sole discretion immediately following such Change of Control.

2.9 Termination Fee

At the Maturity Date or upon the acceleration of the obligations under Section 5.1 hereof the Corporation will pay a termination fee to the Holder in an amount equal to 2.0% of the Principal Sum.

2.10 Mutilation, Loss or Destruction of Debenture

In case this Debenture shall become mutilated or be lost, destroyed or stolen, the Corporation, in its discretion, may issue a new Debenture of like date and tenor in substantially the same form upon surrender and cancellation of the mutilated Debenture or, in the case of a lost, destroyed or stolen Debenture, in lieu of and in substitution for the same. In the case of loss or destruction or theft, the applicant for a substituted Debenture shall furnish to the Corporation such evidence of such loss or destruction or theft as shall be satisfactory to the Corporation in its discretion and shall also furnish an indemnity or letter of credit of a Canadian chartered bank or such other indemnity as is satisfactory to the Corporation in its discretion. The applicant for a new or substituted Debenture shall pay all expenses incidental to the issuance of such new or substituted Debenture.

ARTICLE 3

SECURITY INTEREST

3.1 Security Interest

As general and continuing security for the due payment of the Debenture by the Corporation to the Holder, the Holder shall be granted a general security agreement from the Corporation in favour of the Holder, constituting a Lien on all of the present and future Property of the Corporation (the “Secured Assets”) pari passu with all other Holders of Debentures but subordinated to the security granted from time to time by the Corporation pursuant to the credit agreement dated as of August 8, 2013, as amended, (the “Senior Credit Agreement”) entered into by and between the Corporation and each of the financial institutions from time to time party thereto (individually each a “Lender” and collectively “Lenders”) and SWK Funding LLC, a Delaware limited liability company, in its capacity as administrative agent for the other Lenders (the “Senior Debt”).

3.2 Further Assurances

The Corporation shall, subject as herein provided, forthwith and from time to time, execute and do or cause to be executed and done all deeds, documents and things which, in the opinion of the Holder or its solicitor, are necessary or advisable for giving the Holder (so far as may be possible under the local laws of the places where the Secured Assets are situated) a valid security interest of the nature herein specified upon any undertaking, property, rights and assets, whether now owned or hereafter acquired, intended to be included therein and a valid cession and transfer thereof for and to secure the payment of the indebtedness, liabilities and obligations of the Corporation under this Debenture and the Security.

3.3 Registration

The Corporation shall record, file or register this Debenture, and all other instruments of further assurance (including financial statements), without delay, wherever and whenever in the opinion of the Lead Agent or its solicitor it would be necessary or advisable to perfect, preserve and protect the Lien hereof, the rights of the Holder hereunder for such action to be taken, under the provisions of any and all statutes providing for or permitting the registration of the Security in the Province of Ontario and shall renew such recordings, filings, enterings or registrations from time to time as and when required to keep them in full force and effect.

ARTICLE 4

COVENANTS OF THE CORPORATION

4.1 General Covenants

The Corporation hereby represents and warrants that, so long as this Debenture is in force and except as otherwise permitted with the Holder’s prior written consent:

(1)                                                                               it will duly and punctually pay to the Holder the Principal Sum, the interest thereon and all other sums payable hereunder on the dates and at the places, and in the manner provided for herein;

(2)                                                                               it will at all times maintain its corporate existence; will carry on and conduct, and will cause to be carried on and conducted, its business in a proper, efficient and businesslike manner and in accordance with good business practice;

(3)                                                                               other than in respect of the Senior Debt, it will not grant or permit to exist any Liens over any of its property or assets except Permitted Liens (as defined in the Security);

(4)                                                                               it will fully and effectually maintain and keep maintained the security granted to the Holder as a valid and effective security at all times;

(5)                                                                               it will do, observe and perform all of its obligations and all matters and things necessary or expedient to be done, observed or performed under or by virtue of any lease agreement, joint venture agreement, license, or other contract, so long as the same is, in the opinion of the Directors, acting reasonably, of commercial value, in order to preserve, protect and maintain the rights of the Corporation and will not suffer or permit any default for which any such lease, agreement, joint venture agreement, license, or contract might be terminated or for which any other party thereto might be relieved of any of its obligations thereunder or for which any obligations of any such party might be reduced;

(6)                                                                               it will not sell or otherwise dispose of by conveyance, transfer, lease or otherwise any of its assets or undertaking other than in the ordinary course of business;

(7)                                                                               it will keep and maintain proper books of account and records accurately covering all aspects of the business affairs of the Corporation;

(8)                                                                               it will at all times promptly observe, perform, execute and comply with all applicable laws, rules, requirements, orders, directions, by-laws, ordinances, work orders and regulations of every governmental authority and agency whether federal, provincial, state, municipal or otherwise, except where any such non-compliance would not have a material adverse effect on the Corporation and its subsidiaries, taken as a whole; and

(9)                                                                               it will give the Holder prompt written notice of the occurrence of any Event of Default, or any event or circumstance that, with the giving of notice or lapse of time or both, would constitute an Event of Default.

4.2 Audit

The Corporation shall furnish to the Debentureholder a copy of the consolidated audited annual and quarterly financial statements of the Corporation and of the report, if any, of the Corporation’s Auditors thereon at the same time as they are furnished to the shareholders of the Corporation.

ARTICLE 5

DEFAULT AND ENFORCEMENT

5.1 Acceleration of Maturity on Default

Each of the following shall constitute an event of default (hereinafter referred to as an “Event of Default”):

(1)                                                                                 if the Corporation does not pay when due any amount of the Principal Sum or interest or other amount payable by it under the Debenture at the place and in the currency in which such amount is expressed to be payable;

(2)                                                                                 any default shall occur under the terms applicable to any indebtedness (other than this Debenture) in an aggregate principal amount (for all such indebtedness so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $250,000 and such default shall (a) consist of the failure to pay such indebtedness when due (after giving effect to applicable grace periods), whether by acceleration or otherwise, or (b) accelerate the maturity of such indebtedness or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such indebtedness to become due and payable prior to its expressed maturity;

(3)                                                                                 if the Corporation makes a general assignment for the benefit of creditors; or any proceeding is instituted by it seeking relief as debtor, or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts or for an order for similar relief under any law relating to bankruptcy, insolvency, reorganization or relief of debtors (including under any statutes relating to the incorporation of companies) or seeking appointment of a receiver or trustee, or other similar official for it or for any substantial part of its properties or assets; or any corporate or partnership action is taken to authorize any of the actions referred to in this Section 5.1(3);

(4)                                                                                 if any proceedings are instituted against the Corporation seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts or an order for similar relief under any law relating to bankruptcy, insolvency, reorganization or relief of debtors (including under any statutes relating to the incorporation of companies) or seeking appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties or assets;

(5)                                                                                 if any proceedings with respect to the Corporation are commenced under the Companies’ Creditors Arrangement Act (Canada);

(6)                                                                                 if the Corporation takes any corporate proceedings for its dissolution, liquidation or if the corporate existence of the Corporation shall be terminated by expiration, forfeiture, order or otherwise, or if the Corporation ceases or threatens to cease, to carry on all or a substantial part of its business;

(7)                                                                                 if a petition is filed for the winding up of the Corporation;

(8)                                                                                 if an Event of Default (as such term is defined in the Senior Credit Agreement) occurs which is not waived by the Lenders;

(9)                                                                                 if any execution, sequestration, extent or any other process of any court becomes enforceable against the Corporation or if a distress or analogous process is levied upon the property of the Corporation or any part thereof, provided that such execution, sequestration, extent or other process is not in good faith being contested by the Corporation;

(10)                                                                          if the Corporation ceases or threatens to cease to carry on its business or if the Corporation commits or threatens to commit any act of bankruptcy;

(11)                                                                          if the Corporation defaults in the performance or observance of any term, condition, covenant, representation or warranty contained in this Debenture or in any of the Security documents; or

(12)                                                                          if the Security, or any part thereof, ceases at any time after its execution and delivery to constitute a second lien against the assets of the Corporation.

Should an Event of Default occur and be continuing, the Holder may in its sole discretion declare the Principal Sum, any accrued interest thereon of this Debenture, the Termination Fee and all other sums due hereunder and under the Security to be due and payable on demand, and the same shall forthwith become immediately due and payable provided that, upon the occurrence of any Event of Default described in Sections 5.1(3), (4) or (5) hereof no notice or declaration shall be required and all such amounts shall become immediately due and payable.

5.2 Waiver of Default

The Holder shall have the power to waive any default or to cancel any declaration made by the Holder upon such terms and conditions as the Debentureholder shall prescribe provided always that no waiver, act or omission of the Holder shall extend to or be taken in any manner whatsoever to affect any subsequent breach or default of the same or any other provision of this Debenture.

5.3 Costs.

The Corporation agrees to pay to the Holder forthwith upon demand all costs, charges and expenses, including reasonable legal fees on a full indemnity basis, of or incurred by the Holder in recovering or enforcing payment of any of the monies owing hereunder, together with interest thereon at the rate as herein set forth in this Debenture from the date of incurring such costs, charges and expenses until paid.

5.4 Remedies Cumulative

No remedy herein conferred upon or to the Debentureholder is intended to be exclusive of any other remedy, but each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now existing or hereafter to exist by law or by statute.

ARTICLE 6

CONSOLIDATION AND AMALGAMATION

6.1 Successor Corporation

The Corporation shall not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation (herein called a “successor corporation”) whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale or otherwise, unless (i) such transaction constitutes a Change of Control and the Corporation complies with Section 2.8 or (ii) prior to or contemporaneously with the consummation of such transaction, the Holder’s written consent has been obtained and, the Corporation and the successor corporation shall have executed such instruments and done such things as, in the opinion of the Holder’s solicitor, are necessary or advisable to establish that upon the consummation of such transaction:

(1)                                                                                 the successor corporation will have assumed all the covenants and obligations of the Corporation under this Debenture; and

(2)                                                                                 this Debenture will be a valid and binding obligation of the successor corporation entitling the Holder, as against the successor corporation, to all the rights of the Debentureholder under this Debenture.

6.2 Successor to Possess Powers of the Corporation

Whenever the conditions of Section 6.1 hereof shall have been duly observed and performed, the successor corporation shall possess and from time to time may exercise each and every right and power of the Corporation under this Debenture in the name of the Corporation or otherwise and any act or proceeding by any provision hereof required to be done or performed by any Director or officer of the Corporation may be done and performed with like force and effect by the like directors or officers of the successor corporation.

ARTICLE 7

NOTICES

7.1 Notice

Any notice by one party to the other party under the provisions hereof shall be valid and effective if delivered, sent by e-mail, facsimile or mailed by prepaid registered mail to the other party at:

In the case of the Corporation:

Tribute Pharmaceuticals Canada Inc.

151 Steeles Avenue East

Milton, Ontario

L9T 1Y1

Attention:

Fax Number:

e-mail:

In the case of the Holder:

at the address set forth on the register of holders required to be maintained pursuant to Section 2.4 hereof.

and, subject as provided in this Section 7.1, shall be deemed to have been given at the time of delivery or sending by facsimile or electronic transmission or on the fifth Business Day after mailing. Any delivery made or facsimile or electronic transmission sent on a day other than a Business Day or after 4:00 p.m. (Toronto time) on a Business Day, shall be deemed to be received on the next following Business Day. In the case of disruption in postal services, any notice shall be delivered or sent by facsimile or electronic transmission. Either party may from time to time notify the other party of a change in address or facsimile number which thereafter, until changed by like notice, shall be the address or facsimile number of such party giving notice for all purposes of this Debenture.

ARTICLE 8

SUPPLEMENT TO DEBENTURE

8.1 Supplement to Debenture

From time to time the Corporation shall, when so directed by the Holder, execute, acknowledge and deliver by their proper officers deeds or instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(1)                                                                                 making such provisions not inconsistent with this Debenture as may be necessary or desirable with respect to matters or questions arising hereunder, including the making of any modifications in the form of the Debenture which do not affect the substance thereof and which provisions and modifications will not, in the opinion of the Holder’s solicitor, be prejudicial to the interests of the Holder;

(2)                                                                                 evidencing the succession or the successive successions of other corporations to the Corporation and the covenants of and obligations assumed by any such successor in accordance with the provisions of this Debenture; and

(3)                                                                                 for any other purpose not inconsistent with the terms of this Debenture.

The Corporation may correct any typographical or other manifest errors in this Debenture, provided that in the opinion of the Holder such corrections will not prejudice the rights of the Holder hereunder and may execute all such documents as may be necessary to correct such errors.

ARTICLE 9

SATISFACTION AND DISCHARGE

9.1 Discharge

Upon the Principal Sum and interest (including interest on amounts in default, if any) on this Debenture and all other money payable hereunder having been paid or satisfied, the Debentureholder shall forthwith, at the request of the Corporation, release and discharge this Debenture. Upon such request, the Debentureholder shall execute and deliver such instruments as it shall be advised by the Corporation’s counsel are requisite to release the Corporation from its covenants herein contained.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Debenture Duly Authorized, Executed and Binding

The Corporation represents and warrants to and in favour of the Holder that this Debenture has been issued in accordance with resolutions of the directors of the Corporation, and all other matters and things have been done and performed so as to authorize and make the creating and issue of the Debenture and its execution and delivery legal, valid and binding in accordance with the constitutional documents of the Corporation and all other statutes and laws in that behalf, and this Debenture is given as security for unconditional and absolute payment of the Principal Amount and all other monies entitled to the benefit of the security hereby created, with interest thereon at the rate aforesaid, payable in the manner and at the times and places hereinbefore set forth and also as security for the due performance of all obligations of the Corporation hereunder and for the purposes and subject to the conditions, provisions, covenants and stipulations herein expressed.

The Debenture shall be signed by a duly authorized representative of the Corporation. Notwithstanding any change in any of the persons holding office between the time of the actual signing of the Debenture and the certification and delivery of such Debenture, any Debenture signed as aforesaid shall be valid and binding upon the Corporation.

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IN WITNESS WHEREOF the Corporation has caused this Debenture to be signed by its Chief Financial Officer as of the Date of Issue, being June 16, 2015.

TRIBUTE PHARMACEUTICALS CANADA INC.

Per:
Name: Steven Goldman
Title: Director

I have authority to bind the Corporation

SCHEDULE “A”

TRANSFER FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to (name of transferee) $ (indicate principal amount of debentures being transferred) principal amount Secured Series A Debenture of Tribute Pharmaceuticals Canada Inc. (the “Corporation”) represented by certificate(s) no.  (indicate number(s) of certificate(s) being transferred) and irrevocably constitutes and appoints (indicate name of transferee) attorney to transfer such debenture(s) on the securities register of the Corporation, with full power of substitution.

DATED:

IF TRANSFEROR IS A CORPORATION:

By:

Name:

Title:

Signature guaranteed:

The signature must be guaranteed by a Canadian chartered bank or a member of a recognized stock exchange or other entity acceptable to the Corporation.